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                                                                   EXHIBIT 10.24


                          MEMORANDUM OF UNDERSTANDING
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     This Memorandum of Understanding (this "Memorandum") is entered into as of the 30th day of March, 2000, by and between divine interVentures, inc. ("Divine") and Aon Corporation ("Aon"). This Memorandum sets forth the basic terms upon which Divine and Aon currently contemplate collaborating with respect to the development and operation of (i) the insurance brokerage, production and consulting component of FiNetrics, Inc. (Divine's dedicated financial services portal, which will provide comprehensive financial products and services to the small-size business marketplace ("FiNetrics")) ("eInsco"), and (ii) an insurance/reinsurance facility ("Divine Reinsurance"), which will facilitate eInsco' relationship with its insurance company markets and allow the parties to participate in a portion of the underwriting profit generated by the insurance business produced by eInsco.

     Subject to Section 7 of this Memorandum, Divine and Aon currently intend to negotiate and, if mutually agreeable terms are reached, execute, within sixty
(60) days of the date of this Memorandum, one or more definitive written agreements (collectively, the "Definitive Agreement"), which set forth the terms of the parties' agreement, if any, with respect to FiNetrics, eInsco and Divine Reinsurance, including, among other things, those set forth herein.

SECTION 1. eInsco. Aon will be recognized as a partner company in FiNetrics, with respect to eInsco, on an exclusive or non-exclusive basis, as the parties may agree. Divine will be generally responsible for funding the development and implementation of the Internet and e-commerce platform for FiNetrics. Aon will be responsible for and entitled to the following in connection with its relationship with FiNetrics:

     1.1 Aon will provide such facilities management services to eInsco, as the parties may agree upon. FiNetrics and Aon will enter into a definitive management agreement with respect to the foregoing services, and Aon will receive agreed upon fee compensation therefor, as agreed by the parties.

     1.2 Aon will provide FiNetrics and its clients with access to Aon's insurance company markets, as FiNetrics and Aon may agree. With respect to any such access, FiNetrics and Aon will enter into a definitive insurance brokerage/production agreement, which will provide for the sharing of commission and fee revenue generated through Aon's insurance company markets.

     1.3 Aon will offer its proprietary small business insurance programs through FiNetrics or eInsco, as appropriate, on a non-exclusive basis, as the parties may from time to time agree.
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     1.4  FiNetrics will promote the Aon insurance products and services offered by or through FiNetrics and will direct its clients to such products and services subject to the client's specific direction to the contrary. The foregoing is based on the general understanding that FiNetrics use of Aon's insurance products and services is dependent on such products and services meeting agreed-upon standards.

     1.5 Aon will acquire an agreed-upon minority equity interest in FiNetrics, in consideration of (i) providing the foregoing products, services and other value, and (ii) an agreed-upon capital infusion to FiNetrics. The specific amount and form of such capital infusion, and the terms and conditions upon which Aon will acquire and hold such equity interest, will be as agreed upon in the Definitive Agreement.

     1.6 Divine and Aon (and/or their affiliates, as applicable) will enter into a shareholders or other similar agreement relating to their respective ownership of FiNetrics, including provisions addressing corporate governance, future capital requirements, appropriate transfer restrictions, buy-sell arrangements, etc.

Section 2. Divine Reinsurance. Divine and Aon will organize and capitalize one or more insurance/reinsurance companies, which will constitute Divine Reinsurance. The specific legal form, regulatory status and domicile of Divine Reinsurance will be determined based on its operations and scope of activity. Divine Reinsurance will be capitalized at an initial level of $50 million, which must constitute qualified regulatory capital and surplus under applicable law. Divine Reinsurance will participate, as an assuming reinsurer, in the insurance business produced by or through eInsco and such other insurance business as its management considers appropriate to create a balanced and stable risk portfolio; such participation may be on either a treaty or facultative basis, as Divine Reinsurance's management considers appropriate. Divine and Aon will be entitled to and responsible for the following with respect to Divine Reinsurance:

     2.1 Divine (or one or more of its affiliates) will make an agreed-upon cash infusion to Divine Reinsurance, in exchange for a majority equity interest commensurate with the amount of such infusion in relation to the contemplated initial capitalization of Divine Reinsurance.

     2.2 Aon (or one or more of its affiliates) will make an agreed-upon infusion of cash or other consideration, in exchange for a minority equity interest commensurate with the amount of such infusion in relation to the contemplated initial capitalization of Divine Reinsurance. Aon's capital contribution may be in cash or such other form as the parties may agree

     2.3 Divine and Aon will enter into a shareholders or other similar agreement relating to their respective ownership of Divine Reinsurance, including

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          provisions addressing corporate governance, future capital requirements, appropriate transfer restrictions, buy-sell arrangements, etc.

     2.4 Aon will use all commercially reasonable efforts to cause the various insurance company markets with whom it places eInsco business to include Divine Reinsurance on their respective treaty reinsurance programs or otherwise cede a portion of such business to Divine Reinsurance. In addition, as the provider of management services as described in Section 2.5 hereof, Aon will identify other underlying insurance business and risk portfolios that may provide appropriate balance and diversification to Divine Reinsurance's reinsurance business, and, at the request of Divine Reinsurance's management, will use commercially reasonable efforts to arrange for the cession of a portion of such other business to Divine Reinsurance.

     2.5 Aon will provide general management services to Divine Reinsurance, including contract negotiations with ceding insurers, underwriting, reinsurance claims administration, regulatory compliance, record and systems management, accounting and general administration. Divine Reinsurance and Aon will enter into a definitive management agreement with respect to the foregoing services, and Aon will receive agreed-upon compensation therefor, in cash or such other form as the parties may agree.

Section 3. Public Announcements and Disclosure. Divine and Aon will issue a joint press release announcing the relationship set forth in this Memorandum; the form and content of such press release, as well as any prospective public announcements relating to the subject matter of this Memorandum, must be approved by both Aon and Divine, subject to applicable securities laws. Such press release will in all events be subject to any federal and state securities laws to which Divine and/or FinNetrics may be subject. Notwithstanding the foregoing, upon the advice of legal counsel, and with the prior approval of the other party, Divine and Aon will be permitted to include a description of the substance of this Memorandum in any filing made with the Securities and Exchange Commission or any state or foreign securities regulator having jurisdiction over such issuer or its securities.

Section 4. Confidentiality and Non-Disclosure. Divine and Aon hereby acknowledge that, in the context of the relationships contemplated in this Memorandum, each will become privy to certain confidential and proprietary information of the other, including client identity and data, which is not otherwise available in the public domain. In this regard, Divine and Aon hereby agree to hold all such confidential and proprietary information of the other in the strictest confidence and not to disclose or otherwise use such information outside of the contexts contemplated in this Memorandum. Divine and Aon may enter into one or more confidentiality agreements setting forth, in more specific detail, the covenants and obligations contemplated by this Section 4.

Section 5. Term of this Memorandum. This Memorandum will remain in effect until the earlier of (i) the effective date of the Definitive Agreement (or in the event that the Definitive

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Agreement is comprised of more than one agreement, the effective date of the agreement which supersedes the last remaining portion of this Memorandum), (ii) 90 days following the date of this Memorandum, or (iii) termination of this Memorandum by Aon or Divine giving the other notice to such effect. To the extent that the confidentiality and non-disclosure covenants and obligations generally set forth in Section 4 of this Memorandum are not addressed in the Definitive Agreement, such covenants and obligations shall remain in effect indefinitely, or until the subject information is no longer recognized as confidential and proprietary under the law.

Section 6. Equity Investment. Simultaneous with the execution of this Memorandum, Aon and Divine are entering into a purchase agreement (the "Purchase Agreement") to purchase $25,000,000 of the non-voting common stock of Divine, simultaneous with the closing of Divine's initial public offering.

          Notwithstanding anything to the contrary herein (including Section 5 hereof), or in the Purchase Agreement, this Memorandum shall termiante without any liability to Divine or FiNetrics, in the sole discretion of Divine, if the transactions contemplated by the Purchase Agreement are not consummated.

Section 7. Miscellaneous. This Memorandum does not create any legal or binding obligations, other than as expressly set forth in Sections 3, 4 and 5, which are the only sections which shall survive the termination of this Agreement. This Memorandum may not be amended without the written consent of Divine and Aon. This Memorandum will be governed by and construed in accordance with the laws of Illinois, without regard to principles of conflicts of law. Neither Divine nor Aon shall be obligated to enter into any definitive agreements with respect to, or otherwise consummate, any of the transactions contemplated hereby, unless (i) the Board of Directors of each of Divine and Aon approves such agreements and transactions and, with respect to Divine, such agreements and transactions are approved by its Investment Committee and Conflicts Committee, and (ii) the parties negotiate, agree upon and execute definitive agreements, on terms agreeable to each of them, in their sole discretion.


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          IN WITNESS WHEREOF, the parties have executed this Memorandum of
Understanding, as of the date first written above.

          Aon Corporation                 divine interVentures, Inc.

By:  /s/ Patrick Ryan                     By: /s/ Michael P. Cullinane
     ---------------------------             ---------------------------------
                                             Michael P. Cullinane
Title:   Chairman and CEO                    Executive Vice President
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ACKNOWLEDGED AND AGREED TO:

FiNetrics, Inc.

By: /s/ Kenneth Mueller
   ----------------------------
   Kenneth Mueller
   President

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